Exhibit 24.1

RAIT FINANCIAL TRUST

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned trustees and officers of RAIT FINANCIAL TRUST (“RAIT”) hereby constitute and appoint each of Jack E. Salmon and Raphael Licht as the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and the attorney-in-fact to sign for the undersigned and in their respective names as trustees and officers of RAIT, the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any necessary or appropriate amendments or supplements thereto relating to the registration for the offering and issuance, on a delayed or continuous basis, of common shares of beneficial interest of RAIT, par value $.01 per share, issuable pursuant to the RAIT Financial Trust 2008 Incentive Award Plan (formerly known as the RAIT Investment Trust 2005 Equity Compensation Plan) authorized by the Board of Trustees of RAIT on May 20, 2008.

Name	Capacity With RAIT Financial Trust	Date
/s/ Betsy Z. Cohen Betsy Z. Cohen	Chairman of the Board and Trustee	May 20, 2008

/s/ Daniel G. Cohen Daniel G. Cohen	Chief Executive Officer and Trustee (Principal Executive Officer)	May 20, 2008

/s/ Jack E. Salmon Jack E. Salmon	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 20, 2008

/s/ James J. Sebra James J. Sebra	Chief Accounting Officer and Senior Vice President-Finance (Principal Accounting Officer)	May 20, 2008

/s/ Edward S. Brown Edward S. Brown	Trustee	May 20, 2008

/s/ Frank A. Farnesi Frank A. Farnesi	Trustee	May 20, 2008

/s/ S. Kristin Kim S. Kristin Kim	Trustee	May 20, 2008

/s/ Arthur Makadon Arthur Makadon	Trustee	May 20, 2008

/s/ Daniel Promislo Daniel Promislo	Trustee	May 20, 2008

/s/ John F. Quigley, III John F. Quigley, III	Trustee	May 20, 2008

/s/ Murray Stempel, III Murray Stempel, III	Trustee	May 20, 2008